Exhibit 10.1

TRADING SERVICE AGREEMENT

THIS AGREEMENT, is made and entered into this 31st day of December, 2004 by and between Great Plain Ethanol, LLC a South Dakota limited liability company with its principal offices located at 27716 462nd Avenue, Chancellor, South Dakota 57015 (hereinafter “Great Plains”), and Alerus Securities Corporation, with its principal offices located at 2300 Columbia Road South, Grand Forks, North Dakota 58201 (hereinafter “Alerus”).

WITNESSETH:

WHEREAS, Great Plains desires to establish a service to facilitate the trading of capital units among members and non-members of Great Plains; and

WHEREAS, to provide an orderly trading market for its securities, Great Plains desires that its members and non-members purchase, sell and transfer their capital units in Great Plains through an “alternative trading system” (ATS) as defined by Rule 300(a) of Regulation ATS established pursuant to the Securities Exchange Act of 1934 (the “Exchange Act”); and

WHEREAS, Alerus is a broker-dealer registered with the Securities and Exchange Commission (SEC), the National Association of Securities Dealers (NASD), and the State of South Dakota, among others, and has established an ATS to trade certain securities; and

WHEREAS, Alerus has offered to trade the capital units of Great Plains on its ATS (the “Trading Service”) which Alerus represents will comply with all applicable state and federal securities laws; and

WHEREAS, Great Plains has agreed to engage the services of Alerus to provide the Trading Service and Alerus desires to provide such services under the terms and conditions hereinafter described;

NOW, THEREFORE, in consideration of the mutual covenants contained herein, the parties agree as follows:

1)                                      Appointment and Acceptance.  Great Plains appoints Alerus as its sole and exclusive agent for the operation and administration of the Trading Service and Alerus accepts such appointment.

2)                                      Operation of the Trading Service.  Alerus shall operate the Trading Service in accordance with the terms and conditions set forth in the Operational Manual attached hereto as Exhibit “A,” and shall at all times comply with all applicable requirements for registered broker-dealers and alternative trading systems under the Exchange Act and state securities laws.

3)                                      Escrow Account. Alerus shall establish an escrow account (the “Escrow Account”) with a reputable bank (the “Escrow Agent”) where all funds contributed toward the purchase of Great Plains’ capital units will be deposited by the buyer of capital units.  Alerus shall provide Great Plains with all relevant information describing the Escrow Account so that Great Plains may coordinate and, if necessary, contract with the Escrow Agent the completion of all transactions in a timely and efficient manner.

4)                                      Transfer Agent.  Great Plains shall designate a transfer agent (the “Transfer Agent”) for the transfer of the capital unit certificates and other necessary documents of Great Plains.   Great Plains shall provide Alerus and the Escrow Agent with all relevant information required to complete the transfer of capital units on Great Plains’ books and records, including, but not limited to, the authorized contact person and the mailing and e-mail address of the Transfer Agent, so that the Escrow Agent may obtain from the Transfer Agent all information and authorizations necessary to complete sales transactions and specifically to inform the Escrow Agent when and to whom payment is to be made.

5)                                      Fees Payable to Alerus.  For its operation of the Trading Service, Alerus shall be compensated as follows:

a)                                      Initial Set-up Fee.  Upon execution of the parties’ original Trading Service Agreement, Great Plains shall pay Alerus an initial set-up fee of Five Thousand and No/Dollars ($5,000.00).

b)                                     Annual Maintenance Fees.  During the term of this Agreement, except for the 2005 year, Great Plains shall pay Alerus, an annual maintenance fee of Five Thousand and no/100 Dollars ($5,000.00), the total sum due on or before January 1, 2006.

c)                                      Transaction Fee.  The seller of capital units will be assessed a fee of three percent (3.0%) of the sale price for each transaction of capital units, the minimum fee per listing being Two Hundred Fifty and no/100 Dollars ($250.00) and the maximum fee per listing being Two Thousand Five Hundred and no/100 Dollars ($2,500.00).

6)                                      Term of Agreement.  This Agreement shall become effective on January 1, 2005 and the term shall expire on December 31, 2006.

7)                                      Termination.  Great Plains and Alerus expressly agree that this Agreement may be terminated by either party (i)  at the end of the term, with or without cause, upon written notice given to the other party not less than four months (one trimester)

prior to the end of such term, or (ii) upon the material breach of this Agreement by the other party provided that the non-breaching party has given the breaching party not less than thirty (30) days written notice describing the breach and its intent to terminate, and such breach is not cured prior to the noticed termination date.  If, however, the Trading Service becomes inoperable for an unreasonable period of time, or is suspended for any period of time by a state or federal securities regulator or other government agency, Great Plains and Alerus expressly agree that this Agreement may be terminated at any time upon five (5) days written notice of termination from Great Plains to Alerus.

8)                                      Trading Service Operating Expenses.  All operating costs and expenses arising out of the operation of the Trading Service shall be borne by Alerus.  All services of Alerus’ officers, directors, or all persons employed by Alerus shall be provided at Alerus’ own expense and not charged to Great Plains.

9)                                      Representations of Alerus.  Alerus represents, warrants, and agrees that:

a)             Alerus is a member in good standing with the NASD.

b)                                     Alerus, and its officers, directors, control persons, and all persons associated with Alerus who will be operating the Trading Service, have the necessary registrations, licenses and permissions to allow Alerus and such persons to operate the Trading Service in accordance with all applicable state and federal securities laws and regulations and the rules of the NASD.

c)                                      Alerus shall maintain its registration with the SEC as an alternative trading system at all times during the term of this Agreement.

d)                                     Alerus shall comply at all times with all legal requirements for an alternative trading system, as set forth under the Exchange Act, at all times during the term of this Agreement.

e)                                      Alerus shall comply with all federal and state securities laws for purposes of maintaining its registration as a broker-dealer with the SEC, NASD and applicable states.

f)                                        Alerus agrees to become registered as a broker-dealer in any state requested by Great Plains, provided the registration is mutually agreed to between Alerus and Great Plains and cost effective for both parties.

g)                                     Alerus shall promptly notify Great Plains in writing of any inquiry by any securities regulator regarding any aspect of the Trading Service.

h)                                     In the event Alerus’ Trading Service becomes temporarily inoperable, Alerus will make every effort to the best of its ability to correct the problem associated with the Trading Service and make every effort to the best of its ability to facilitate the trading of capital units among members and non-members of Great Plains.

i)              Alerus shall, in good faith, comply with all terms and conditions of this Agreement.

10)                                Representations of Great Plains.  Great Plains represents, warrants, and agrees that:

a)                                      Great Plains is duly organized, validly existing and in good standing under the laws of the State of South Dakota:

b)                                     All outstanding capital units are validly issued and fully paid.

c)                                      Great Plains shall, in good faith, comply with the terms and conditions of this Agreement.

11)                                Alerus’ Interaction with Service Users.  Alerus’s interaction with members of Great Plains, other persons and other entities using the Trading Service (“Service Users”) shall be to provide a medium by which Great Plains’ members and non-members may sell, purchase and transfer capital units of Great Plains.  Alerus, however, shall not engage in any of the following activities associated with the operation of the Trading Service:

a)                                      Alerus shall not directly or indirectly provide to Service Users investment, tax, accounting or other advice regarding transactions conducted through the Trading Service unless the Service User is an actual client of Alerus as evidenced by the execution of a new account form;

b)                                     Alerus shall not arrange financing for any Service Users for the purchase of capital units through the Trading Service unless the Service User is an actual client of Alerus as evidenced by the execution of a new account form;

c)                                      Alerus shall not receive, transfer, hold or handle any funds paid by or due to Service Users as a result of a sale or exchange of capital units through the Trading Service.

12)                                Confidentiality.  The parties acknowledge that each shall come into possession of information that comprises valuable trade secrets and other confidential information (“Confidential Information”) which is exclusively owned by the conveying party.  Both parties expressly recognize that Confidential Information is being conveyed to them under conditions of confidentiality, and agree that they shall not disclose Confidential Information to any third party during the term of the Agreement, and for a period of two (2) years following the termination or expiration of this Agreement.  The parties may, however, disclose Confidential Information to their employees when it is necessary to assure compliance with other terms and conditions of this Agreement, and nothing herein shall prevent either party from complying with any applicable law, regulation, or court order when required.

13)                                Limitation of Liability.  Each party shall be independently and severally liable for each and every liability, loss, claim, demand, expense and damage including, without limitation, reasonable attorney’s fees, which may arise out of the use, administration and operation of the Trading Service hereunder, resulting from such party’s failure to exercise the proper degree of care to whom it owes the duty of such care.

14)                                Limitation of Responsibilities.  The parties specifically acknowledge and agree that the responsibilities of Alerus are set forth solely in this Agreement, Operational Manual and Regulation ATS and that Alerus is not responsible in any way for enforcing the provisions of Great Plains’ Capital Units Transfer System.  In addition, nothing in this Agreement or the Operational Manual shall be construed to prevent a subscriber (as such term is defined in Regulation ATS) from trading outside the ATS.

15)                                Miscellaneous Provisions.

a)                                      Benefit.  This Agreement shall bind the parties hereto and shall inure to and be binding upon the respective legal representatives, successors, heirs and assigns.

b)                                     Entire Agreement; Waiver.  This instrument contains the entire agreement of the parties.  It may not be changed orally but only by an agreement in writing signed by both parties.  A waiver of any term or provision shall not be construed as a waiver of any other term or provision or as a waiver of subsequent performance of the same provision in this Agreement.

c)                                      Severability.  The parties agree that if any part, term, paragraph or provision of this Agreement is in any manner held to be invalid, illegal, void or in any manner unenforceable, or to be in conflict with any law of the State of South Dakota, then the validity of the remaining portions or provisions of this Agreement shall not be affected, and such part, term, paragraph or provision shall be construed and enforced in a manner designed to effectuate the intent expressed in this Agreement to the maximum extent permitted by law.

d)                                     Assignment.  Except as otherwise provided in this Agreement, this Agreement is made for the personal benefit of the parties hereto, and neither party may assign this Agreement, or any part thereof, or delegate any duty or obligation imposed by this Agreement without the express written consent of the other party hereto.

e)                                      Captions.  The captions and titles utilized in this Agreement are for convenience of reference only, and shall not be deemed to define or limit any of the terms, conditions, or provisions of this Agreement.

f)                                        Governing Law; Forum.  This Agreement and all obligations created hereunder or required to be created hereby shall be governed by and construed and enforced in accordance with the laws of the State of South Dakota, and the parties hereby consent that the State Circuit Court situated in Minnehaha County, South Dakota, shall be the exclusive jurisdiction and venue of any disputes relating to the Agreement.

g)                                     Notices.  Any notice, statement or demand required or permitted to be given under this Agreement shall be in writing, sent by first class mail or hand delivered, addressed, as the case may be to Great Plains or Alerus at their respective addressees set forth above, or to such other address as Great Plains or Alerus shall designate and, unless earlier received, shall be deemed to have been received on the date five (5) days after it shall have been mailed, as aforesaid, in any post office or branch post office regularly maintained by the United States Government.

IN WITNESS WHEREOF, the parties have executed this Agreement on the day and year first above written.

GREAT PLAINS ETHANOL, LLC

By:	Rick Serie
Its:	General Manager

ALERUS SECURITIES CORPORATION

By:	Dale Weston

Its:

Registered Representative

Effective: December 31, 2004

EXHIBIT A

OPERATIONAL MANUAL

GREAT PLAINS ETHANOL, LLC

Pursuant to the Trading Service Agreement, Great Plains, LLC (formerly, Whetstone Ethanol, LLC) (“Great Plains”) and Alerus Securities Corporation (“Alerus”), hereby agree to the following rules and procedures for the trading of capital units, payment for capital units, and delivery of all necessary agreements for the effective trading of capital units.

I.                                         Trading Periods

Sellers may post offers to sell capital units and purchasers may post offers to purchase capital units on the Trading Service (the “TS”) during any business day of the first 60 days of any trimester. Offers to sell will be posted following the submission of a Listing Agreement, discussed below.  Offers to sell will be matched with offers to purchase on a daily basis after the Offer to sell has been posted for 15 days.  Trades will be completed three times a year on the first day of each trimester beginning on January 1, May 1, and September 1.  Trades will be coordinated upon final notification of acceptance from Great Plains’ transfer agent (the “Transfer Agent”).

II.                                     Trading Rules

1.                     Non-firm quotes. All offers to sell and purchase posted to the TS shall be considered non-firm.

2.                     Access to Offers to Sell. Alerus shall provide, orally or in writing, to persons that inquire all offers to sell posted to the TS as of the day of the inquiry. Alerus shall provide such information, either orally or in writing, within a reasonable period of time following such request.

3.                     Access to Offers to Purchase.  Alerus shall provide, orally or in writing, to persons who inquire, all offers to purchase posted to the TS as of the date of the inquiry.  Alerus shall provide such information, either orally or in writing, within a reasonable amount of time following such request.

If Alerus receives multiple offers to purchase, which exceed a posted asking price, and Alerus had not yet been able to contact the eligible seller to describe the multiple offers, Alerus shall make reasonable efforts to contact each of the prospective purchasers, such obligation to contact purchasers terminating at the end of the next business day.  Upon contacting each of the prospective purchasers, Alerus shall disclose to each of the purchasers, the following information:

a.                                       There are multiple bids posted to the TS which are eligible to matching with a seller’s offer to sell;

b.                                      The bid price and quantity of capital units in the offer to purchase;

c.                                       The ask price and quantity of capital units in the offer to sell; and

d.                                      The prospective purchasers opportunity to submit to Alerus a higher bid price by the end of the next business day or, in the event Alerus contacts the prospective purchaser on the 60th day of the trimester, by the end of the 60th day of the trimester.  The prospective purchaser who then submits the highest bid price within the applicable time period shall be first eligible for matching with the offer to sell.

4.                     Increments. Offers to sell and offers to purchase capital units must be made in whole units, in increments of at least one capital unit (e.g. 1, 2, 3, etc. capital units) and a purchase price per capital unit in whole dollars and cents.  No offer to sell or purchase of partial or fractionalized capital units may be posted to the TS.

5.                     Selection of Offers to Purchase. Offers to purchase may be submitted to the TS for or against any offers to sell posted to the TS.  Offers to purchase shall not be eligible for matching and acceptance by the seller prior to the 15th day after which an offer to sell is posted to the TS.  If multiple offers to purchase are submitted between and including the 15th calendar day of an offer to sell being posted to the TS, the offer to purchase for the highest bid price as of the 16th calendar day, shall be given the first opportunity to purchase.

6.                     Waiting Period. An offer to purchase may not be accepted by the seller prior to the 16th calendar day after the offer to sell is posted to the TS.

7.                     Modification of Offers.  An offer to sell may be modified by the seller at any time, subject however to the restriction that an offer to purchase cannot be accepted by a seller prior to the 16th day after the modified offer to sell is posted to the TS.  Said modification shall not alter or extend the 60-day maximum period the capital units can be posted for sale by the TS.

If Alerus communicates to a seller an offer to purchase and the offer to purchase is at a bid price that is equal to or in excess of the seller’s ask price, and if the seller declines to accept the offer to purchase for the bid price, seller shall either set a new ask price (non-firm) or request cancellation of the offer to sell.  If the seller sets a new ask price (non-firm), the seller’s ask price shall not be eligible for acceptance until the 16th day after which the modified offer to sell is communicated to Alerus and posted to the TS.

8.                     Cancellation of Offers.   Sellers may cancel an offer to sell at any time prior to the acceptance of an offer to purchase.  All offers to purchase (bids) may be cancelled by contacting Alerus by telephone or in writing at any time prior to an agreement for sale being reached by seller and purchaser (communication of an offer and acceptance).

9.                     Matching order rules. Matching of offers to sell and offers to purchase shall be governed according to the following principles and order of priority — Price, Priority, Precedence, and Parity — using the following methodology.

a.               For multiple sellers, seller who posted the lowest asking price in the offer to sell for readily available capital units is offered the first opportunity to sell.  For multiple purchasers, a purchaser who posted the highest bid price in the offer to purchase has first opportunity to purchase, except in the case of multiple purchasers who post a bid price exceeding an eligible offer to sell, in which case Section II (3) shall control.

b.              For multiple sellers at same asking price, seller who posted the offer to sell capital units first in time has priority.  For multiple purchasers at same bid price, a purchaser who posted an offer to purchase first in time has priority.

c.               After price and priority, precedence is given to the seller or purchaser with the largest order.

d.              If neither priority nor precedence can be established (parity), prevailing seller or purchaser is selected randomly.

10.               Closing date; Purchase Price. Closing of the sale, at which time the net proceeds will be forwarded to the seller, shall not take place prior to 45 days after the offer to sell is posted to the TS.  The purchase price for each sale shall be the bid price stated in the offer to purchase that is matched with the offer to sell.

11.               Removal. Offers to sell and offers to purchase may be posted to and listed on the TS for a maximum of 120 days.  Any offer to sell or purchase that has not been matched at the end of the 120-day period shall be removed from the TS.

12.               Eligibility for future posting. A seller whose offer to sell has not been matched within 120 days and consequently whose offer to sell has been removed from the TS will not be eligible to post a new or subsequent offer to sell unless and until 60 days have expired from the date of the previous offer to sell’s removal from the TS. Purchasers will be eligible to repost any offer to purchase immediately after it is removed.

III.                                 Trading, Payment and Transfer Procedures

1.                     Listing Agreement. To be eligible to sell capital units, the seller and Alerus must sign a Listing Agreement authorizing Alerus to seek a purchaser for capital units. The Listing Agreement will specify and include:

•          Number of capital units offered for sale;

•          Price per capital unit;

•          Expiration date;

•          Listing date;

•          Responsibilities and obligations of seller and Alerus;

•          Obligation of Alerus to secure 100% of purchase price;

•          Sales commission rate and minimum.

2.                     Placing offers to purchase. Prospective purchasers who desire to place an offer to purchase may contact Alerus in person, or by telephone, e-mail, or the Internet, for capital unit availability and prices. An offer to purchase may be made at the lowest listed asking price or any other price.

3.                     Communication of offer to purchase to seller. Once an offer to purchase is made that equals or exceeds the asking price of one or more posted offers for sale, the eligible offer to purchase is communicated to the seller having the lowest asking price for readily available capital units in accordance with the matching order rules as described above.  Alerus will use its best efforts to contact eligible sellers; however, if Alerus is unable to make contact with a seller within a reasonable time according to its best judgment, Alerus will communicate said offer to next eligible seller.  After communication of offer to purchase to seller, if offer to purchase is at or above the posted asking price, seller has option to accept or reject offer to purchase.

4.                     Contract for sale.  Upon verbal agreement for sale between a purchaser and seller, Alerus will generate and send to purchaser a Contract for Sale,

plus a counterpart signature page to the Operating Agreement and, if the contract involves a Class A Capital Unit, a Corn Delivery Agreement, if applicable.

a.               Purchaser shall be obligated to fully execute and return to Alerus within ten (10) day of the date of the Contact for Sale, said Contract for Sale, 100% of the accepted purchase price (check made payable to “Bremer Bank, Escrow Agent”), an executed Operating Agreement, and, if applicable, an executed Corn Delivery Agreement.

b.              Upon receipt of the purchaser’s executed Contract for Sale and purchase price, Alerus will immediately deposit said monies into a non-interest bearing escrow account at Bremer Bank, N.A. (“Escrow Agent”) and forward the Contract for Sale to the seller for signature.

c.               Seller shall be obligated to execute and return to Alerus said Contract for Sale and the seller’s capital unit certificates (or a satisfactory lost certificate affidavit) within ten (10) days of the date it is sent by Alerus.

5.                     Completion of Sale.  Upon receipt of the full purchase price and all required documents, Alerus will forward to the Transfer Agent all Contracts for Sale and other documents relating to each match of capital units listed for sale, together with proof of purchaser’s 100% remittance, for issuance of the capital units certificate to the purchaser.

Upon Alerus’ receipt of notice from the Transfer Agent that the seller’s capital units certificate is being issued to the purchaser on the effective date, Alerus shall direct the Escrow Agent to transfer the sale proceeds (purchase price minus commission) to the seller on the effective date (see below). On or shortly following the effective date, the Transfer Agent will send the issued certificate to the purchaser, and new members may also receive additional documentation.  If any liens or restrictions on the capital units prevent the Transfer Agent from processing the sale, Alerus shall direct the Escrow Agent to refund the entire amount deposited to the purchaser within ten (10) business days of receipt of notification of such determination.

6.                     Alerus’ commission. Prior to the Escrow Agent’s transfer of the sale proceeds to the seller, the Escrow Agent shall deduct an amount representing the sales’ commission and transfer such commission to Alerus.  The commission will be 3% of the purchase price, with a minimum commission of $250.00 and a maximum commission of $2,500.00.

7.                     Trade effective date. All sales and transfers shall be effective upon the first day of each calendar trimester – January 1, May 1, September 1 – following the trimester in which the sale occurred.